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                                                                     EXHIBIT 5.1

                               Quarles & Brady LLP
                            411 East Wisconsin Avenue
                         Milwaukee, Wisconsin 53202-4497


                               ____________, 2000


Bank Mutual Corporation
4949 West Brown Deer Road
Milwaukee WI 53223

Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of Bank Mutual Corporation ("Bank Mutual") on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance of shares of Bank Mutual common stock, $.01 par value (the "Shares"), pursuant to the Agreement and Plan of Merger, dated as of February 21, 2000 (the "Merger Agreement"), by and among Mutual Savings Bank, OV Corp. and First Northern Capital Corp. ("First Northern"). Bank Mutual will be a successor in interest to OV Corp., as OV Corp. will have assigned its rights under the Merger Agreement to Bank Mutual, and Bank Mutual will have assumed those obligations. The Merger Agreement provides for the statutory merger of First Northern with and into Bank Mutual (the "Merger").

         We have examined: (i) the Registration Statement; (ii) Bank Mutual's Articles of Incorporation and Bylaws; (iii) the Merger Agreement, which is attached as an appendix to the Proxy Statement/Prospectus contained in the Registration Statement; (iv) corporate proceedings of Bank Mutual and Mutual Savings Bank relating to the Merger Agreement and the transactions contemplated thereby; and (v) such other documents, and such matters of law, as we have deemed necessary in order to render this opinion. In addition, we assume the approval of the incorporation of Bank Mutual by the Office of Thrift Supervision ("OTS"), and the receipt of OTS approval for the Merger. Based on the foregoing, it is our opinion that:

         1. Bank Mutual will be a corporation duly incorporated and validly existing under the laws of the United States.

         2. When (a) the Registration Statement, and any amendments thereto (including post-effective amendments), shall have become effective under the Act, (b) the Merger Agreement and the issuance of the Shares pursuant thereto shall have been duly approved by the shareholders of First Northern, as contemplated therein and in the Registration Statement, (c) the parties shall have received all necessary OTS and other regulatory approvals required to consummate the Merger, (d) the Merger shall have been duly consummated in accordance with the terms of the Merger Agreement, giving effect to the assignment and assumption described above, and the laws of the State of Wisconsin, (e) the restructuring of Mutual Savings, as described in the Proxy Statement/Prospectus shall have occurred and (f) up to 9.0 million Shares have been issued in accordance with the provisions of the Merger Agreement, such Shares will have been validly issued and will be fully paid and nonassessable. These shares may be subject to the personal liability imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares



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Bank Mutual Corporation
__________, 2000
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                  owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284,
                  375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023). The case was subsequently overturned on other grounds. While the Wisconsin Supreme Court has found that the predecessor of this statute applies to non-Wisconsin corporations which are qualified to do business in Wisconsin, we are not aware of any decision specifically applying those provisions to a federally-chartered entity.

         We have not passed upon the actions of the Board of Directors of First Northern to authorize the consummation of the Merger, and have assumed that all necessary action has been taken.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Proxy Statement/Prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of
Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                Very truly yours,

                                [DRAFT]

                                QUARLES & BRADY LLP